Exhibit 99.2

NeurogesX C119 Top Line Concall Script

February 27, 2008

NeurogesX, Inc.

C119 Top Line Conference Call Script

FEBRUARY 27, 2008

Operator:

Good afternoon, ladies and gentlemen, and welcome to the NeurogesX, Inc. conference call to discuss the top-line results from its most recent Phase 3 clinical trial. At this time, all participants are in a listen-only mode and a brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star and zero on your telephone keypad. As a reminder, this conference is being recorded.

It is my pleasure to introduce your host for today’s call, Carol Ruth of The Ruth Group.

Carol Ruth, Safe Harbor:

Thank you, operator. Joining us on the call today are Anthony DiTonno, Chief Executive Officer, Stephen Ghiglieri, Chief Financial Officer and Jeffrey Tobias, Chief Medical Officer, of NeurogesX, Inc. By now, you should have received the release that was distributed this afternoon which is the subject of this conference call. If you have not received a copy, please call Stephanie Carrington at 646-536-7017, and she will fax or e-mail you a copy, or you can obtain a copy from the website of the Securities and Exchange Commission, or SEC, where it is attached to the Current Report on Form 8-K along with the prepared remarks for this conference call that NeurogesX filed this afternoon with the SEC.

NeurogesX C119 Top Line Concall Script

February 27, 2008

Statements in this conference call regarding NeurogesX, Inc.’s business, which are not historical facts, may be “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Forward looking statements may include, but are not limited to, statements regarding the timing of filing for regulatory approval of NGX-4010 and the indications potentially being sought in such filings; the indications for which NGX-4010 may be approved for use; the potential efficacy and benefits of NGX-4010; the potential use of data from the recently completed clinical trial in HIV-distal sensory polyneuropathy, or HIV-DSP, to support obtaining regulatory approval for such indication; Neurogesx’ plans with respect to clinical development efforts associated with Painful Diabetic Neuropathy, or PDN including the expected clinical trails in such development program and their potential design protocols; and the adequacy of cash reserves to fund Neurogesx’ operations into 2009. Actual results may differ from those discussed here today. The factors that may affect the outcome of forward looking statements are explained in the Risk Factors section of our Registration Statement on Form S-1, as declared effective by the SEC on May 1, 2007, and as updated by our Quarterly Report on Form 10-Q, filed on November 14, 2007 with the SEC.

Now I would like to turn the call over to Anthony DiTonno, Chief Executive Officer of NeurogesX, Inc.

NeurogesX C119 Top Line Concall Script

February 27, 2008

Anthony DiTonno Remarks:

Thank you Carol and thank you all for joining us this afternoon. I will make my introductory comments brief, then let Jeff take you through the preliminary top-line results for the Phase 3 clinical trial in HIV-DSP and then, at the end of call, I will comment on our ongoing plans for filing a new drug application, or NDA, and our continued development of NGX-4010. At the start however, I want to express our obvious disappointment in the result of the C119 clinical trial. This disappointment, as Jeff will show you in more detail, stems not from how NGX-4010 performed. In fact, it performed as it has in previous studies, delivering about a 30% reduction in pain. The disappointment stems from an unexpectedly high control group response. I also want to underscore that we believe this result will not take us off track for filing an NDA in postherpetic neuralgia, or PHN, later this year. As you know we already have two successful phase three trials in PHN that will support the filing of an NDA. Working with our clinical and regulatory advisors, we intend to evaluate the best path forward to support filing for approval for HIV. Let me turn it over to Jeff and let him take you through the data.

Jeffrey Tobias Remarks:

Thanks Tony

First, I want to point out that we are in the early stages of the analysis of the study results – as we unblinded the data only a few days ago. The full analysis of the study is a process that will go on for the next couple of months.

NeurogesX C119 Top Line Concall Script

February 27, 2008

The C119 study evaluated 494 HIV-DSP patients who were enrolled at study centers located in the United States, Canada, Australia and United Kingdom. Nearly 80% of the patients were from North America. The entry criteria for the study included the requirement that subjects have a baseline pain score of at least three and not more than nine. The baseline pain score was determined during a two week screening period. Pain scores were collected in daily diaries using a validated 11-point numeric pain rating scale. Similar to our previous studies, patients were allowed to enter the study on their existing systemic pain medications. Patients who were using other pain medications were, however, required to be on stable doses and were to remain on those medications during the entire study period. In the C119 study, nearly 70% of the study patients were on other neuropathic pain medications. The average patient age in this study was 50 years. As anticipated in an HIV-DSP study, over 85% of patients enrolled were men.

The study randomized patients to receive a single 30 or 60-minute application of NGX-4010 or a low concentration control patch in a 2:1 ratio for each treatment duration. A total of 332 patients were assigned to the NGX-4010 treatment group with 167 in the 30-minute group and 165 in the 60-minute group. In the control group there were a total of 162 patients with 73 in the 30-minute group and 89 in the 60-minute group. Prior to applying the active or control patch, all patients received a 60-minute application of a topical anesthetic, a 4% lidocaine cream. The primary study endpoint was

NeurogesX C119 Top Line Concall Script

February 27, 2008

the percent reduction in pain scores from baseline, to weeks two through twelve. For patients who dropped out or were lost to follow up, our primary analyses used a modified last observation carried forward method – which is consistent with our prior studies. The drop out rate in this study was under 7%.

Our primary endpoint was an overall analysis which measured each active arm against its related control group and then combined them for an overall result (for example, the 30-minute NGX-4010 group was compared to the 30-minute control group, the 60-minute NGX-4010 group was compared to the 60-minute control group and then those results were combined to achieve the overall result). Baseline pain scores were similar across all groups. Overall, there was a 29.5% reduction in pain in the NGX-4010 treatment group, a result that was consistent with what we have seen in other NGX-4010 studies. The control group however reported a 24.6% reduction in pain from baseline, a result which substantially exceeded what had been observed in our previous HIV-DSP study, resulting in this study not meeting statistical significance – with a p-value of p=0.1.

For the individual dose groups, the 30-minute NGX-4010 treatment group achieved a 26.1% reduction in pain from baseline compared to the control group which reported a 19.1% reduction in pain from baseline for a p-value of p= 0.1. The trend observed in this arm is supportive of the result of our earlier positive Phase 3 study in HIV-DSP which showed significant pain reduction in the 30-minute treatment arm. The 60-minute NGX-4010 treatment group reported an even greater reduction in pain from baseline of 32.8%. However, the 60-minute control group reported a 30.1% reduction in pain from baseline, confounding the overall study results.

NeurogesX C119 Top Line Concall Script

February 27, 2008

Secondary endpoints, including absolute pain reduction and 30% responder rates tended to follow a similar pattern as the primary outcome and did not achieve statistical significance.

Regarding safety, our preliminary analysis of the safety data from this study is consistent with the safety data we have obtained from our previous studies. The primary adverse effects were related to the expected local action of capsaicin such as application site pain and erythema. No indication of other safety issues, including cardiac-related events, has been seen during our initial evaluations. We believe that these results support our conclusion that NGX-4010 has a favorable safety profile.

Anthony DiTonno Continuing Remarks:

Thanks Jeff. As we have mentioned time and again, pain trials are hard to predict, and, because we use an active comparator to ensure adequate blinding, we believe that ours may be harder to predict than others. If the control group had come in where it did in the first Phase 3 HIV-DSP study, we would be exceptionally happy with how NGX-4010 performed. The NGX-4010 treatment arms in C119 performed just as we expected they would. However, the unexpected control group response was over twofold higher than we observed in C107, our previous Phase 3 study in HIV-DSP. We have a scientific dilemma in blinding our studies. We need to make sure

NeurogesX C119 Top Line Concall Script

February 27, 2008

that the patient and physician are blinded to whether they are in the active or control arm of any study. We believe, based on a Phase 1 study looking at epidermal nerve fiber density, that the control patch has a similar effect on nerve fiber density as placebo. We also know that patients who receive the control patch with 0.04% of capsaicin feel the heat of the patch and that there is redness on the skin. From this we know that some minimal amount of capsaicin is being delivered. We do not believe, however, that the amount of capsaicin in the control group dose that is delivered is capable of delivering a profound or long lasting therapeutic effect. Therefore, we continue to believe that we may be doing too good a job in our blinding by actually convincing the control group that they are on active. That said, we have not dug deeply enough into the data to know for sure why the 60-minute control arm behaved the way it did. We will continue to study this data for some time and hopefully will find some evidence to better understand the control group response. But, I have to tell you, I have been in this industry long enough, and I am sure you all have invested in enough pain companies to know that we may never find the answer. As you know, pain perception is subjective and there are many variables that can affect a subjective assessment such as one’s perceived level of pain.

So what does this mean for NeurogesX? We remain on our course to file an NDA later this year. We anticipate that this will include, at a minimum, the PHN indication for which we have two successful Phase 3 studies completed and we believe this will be submitted in the second half of this year consistent with the milestones that we have discussed previously. I say that our NDA will include PHN at a minimum, because we have not concluded

NeurogesX C119 Top Line Concall Script

February 27, 2008

how the data from C119 may impact our ability to file for a HIV-DSP label. Because HIV-DSP is an orphan indication with no approved therapies and we believe represents an unmet medical need, and because of what we perceive to be a consistent level of response to treatment in our NGX-4010 studies, we intend to discuss the complete clinical data set with the regulatory agencies in both the United States and Europe and to explore the path forward for an approval which includes HIV-DSP.

With regard to our European submission, as you know, we filed our MAA seeking a broad label on the basis of two studies, one each in PHN and HIV-DSP. We will likely supplement our application with the EMEA to include our C117 study (our second pivotal study in PHN) and other studies not available at the time of our filing including this most recent study in HIV-DSP. We are evaluating what effect, if any, this HIV-DSP study may have on our ability to achieve a broad label approval and will be discussing with the regulatory authorities in Europe the preferred path for moving forward for approval for a broad label or, potentially, a subset of indications.

With regard to our PDN program, we will likely defer moving into our next PDN study for a quarter or two as we work to better understand the results in this most recent HIV-DSP study. There are enough similarities between PDN and HIV-DSP that we believe it prudent to fully understand this data set and use that knowledge to help design our PDN program. We currently expect the PDN program to include a safety trial and potentially two Phase 3 studies. Based on the results of C119, we are exploring the potential to utilize an adaptive design in our first Phase 3 PDN study. This trial would

NeurogesX C119 Top Line Concall Script

February 27, 2008

really be considered a Phase 2 and Phase 3 study. The benefit of the adaptive design is that it will allow us to evaluate interim data, through an independent review board, and enable us to adjust population size in response to both treatment and control group effect size. We may seek review of an adaptive design plan (potentially under a special protocol assessment or SPA) and this review will likely take us a number of months to work through with the FDA. In summary, we continue on our path to commercialization with an expectation of filing an NDA later this year. We are continuing on with our plans in Europe, including our discussions with potential partners, and we plan to continue both with the NGX-4010 PDN program and NGX-1998 program.

We are well positioned as far as cash goes, having ended the year with over $50 million in cash and investments, which we expect to take us through a number of key milestones this year and take us well into 2009.

Stephen and I are headed to New York this weekend to participate in the SIGnificant Investment Options in Healthcare conference sponsored by the Susquehanna Investment Group. We look forward to the opportunity to catch up with many of you while we are in town.

Thanks for listening to our prepared comments, now let me open it up to questions.